Exhibit 99.1

American Spectrum Realty Reports First Quarter Results

HOUSTON--(BUSINESS WIRE)--May 16, 2011--American Spectrum Realty, Inc. (AMEX: AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today its results for the quarter ended March 31, 2011.

Rental revenue for the three months ended March 31, 2011 increased by $11.2 million, or 171%, in comparison to the three months ended March 31, 2010. The increase in rental revenue was primarily due to the consolidation of variable interest entities (“VIE”) which resulted in additional rental revenues of approximately $11.1 million. Rental revenue for the Company’s other owned properties increased by $0.1 million. This increase for other owned properties was due to the acquisition of two properties in the second quarter of 2010, which accounted for an increase in rental revenue of $0.4 million. This increase was partially offset by a decrease in rental revenue for properties owned at both March 31, 2011 and March 2010 of $0.3 million, primarily attributable to an increase in rent concessions.

Third party management and leasing revenue increased by approximately $0.1 million for the three months ended March 31, 2011 when compared to the three months ended March 31, 2010. The increase was due to an increase in third party management and leasing revenues attributable to the Company’s third party management and leasing contracts.

The Company’s net loss attributable to common stockholders for the three months ended March 31, 2011 was $2.1 million, or $0.69 per share, compared to net income attributable to common stockholders for the three months ended March 31, 2010 of $0.4 million, or $0.15 per share (restated from $0.18 per share). The net income for the quarter ended March 31, 2010 included income from discontinued operations of $2.7 million.

The Company’s Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was $0.7 million for the three months ended March 31, 2011 compared to $0.3 million for the three months ended March 31, 2010. The Company’s business is the ownership, operation and management of real estate. It believes that FFO is helpful to investors when measuring operating performance because it excludes various items that are considered in the determination of net income or loss that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. The following table reflects the reconciliation of FFO to net income (loss) attributable to the Company, the most directly comparable Generally Accepted Accounting Principles measure, for the three months ended March 31, 2011 and March 31, 2010 (in thousands):

	Three Months March 31,
	2011	2010
Net (loss) income attributable to the Company	$(2,039)	$420
Depreciation and amortization from discontinued operations	712	839
Gain on sale of discontinued operations	-	4,315
Impairment expense	150	-
Deferred income tax (benefit) expense	(1,127)	438
Depreciation and amortization attributable to the Company’s owned properties	3,031	2,930
FFO	$727	$312

The increase in FFO for the three months ended March 31, 2011 compared to the three months ended March 31, 2010 was in large part attributable to costs incurred in 2010 related to the Company’s Evergreen acquisition and other business development costs.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, 30 office, industrial and retail properties aggregating approximately 2.8 million square feet in California, Texas, Arizona and the Midwest, and has been publicly traded since 2001. American Spectrum Realty Management, LLC, a wholly-owned subsidiary of the Company’s operating partnership, manages and leases all properties owned by American Spectrum Realty, Inc. For more information, visit www.americanspectrum.com or call 888-315-ASRM.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow -

AMERICAN SPECTRUM REALTY, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, except for share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2011	2010 (Restated)
REVENUES: Rental revenue	$17,741	$6,538
Third party management and leasing revenue	1,036	964
Interest and other income	139	64
Total revenues	18,916	7,566

EXPENSES:
Property operating expense	6,558	3,153
Corporate general and administrative	2,517	1,622
Depreciation and amortization	7,512	2,930
Interest expense	8,050	2,731
Impairment expense	150	-
Total expenses	24,787	10,436

Loss from continuing operations before deferred income tax benefit	(5,871)	(2,870)

Deferred income tax benefit	939	1,084

Loss from continuing operations	(4,932)	(1,786)

Discontinued operations:
Loss from operations	(787)	(153)
Gain on sale of discontinued operations	-	4,315
Income tax benefit (expense)	188	(1,522)
(Loss) income from discontinued operations	(599)	2,640

Net (loss) income, including noncontrolling interests	$(5,531)	$854

Plus: Net loss (income) attributable to noncontrolling interests	3,492	(434)

Net income (loss) attributable to American Spectrum Realty, Inc.	(2,039)	420

Preferred stock dividend	(60)	(60)

Net (loss) income attributable to American Spectrum Realty, Inc. common stockholders	$(2,099)	$360

Basic and diluted per share data:
Loss from continuing operations attributable to American Spectrum Realty, Inc. common stockholders	$(0.58)	$(0.51)
(Loss) income from discontinued operations attributable to American Spectrum Realty, Inc. common stockholders	(0.11)	0.66
Net (loss) income attributable to American Spectrum Realty, Inc. common stockholders	$(0.69)	$0.15

Basic and diluted weighted average shares used	2,961,294	2,854,196

Amounts attributable to American Spectrum Realty, Inc. common stockholders:
Loss from continuing operations	$(1,773)	$(1,530)
(Loss) income from discontinuing operations	$(326)	$1,890
Net (loss) income	$(2,099)	$360

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO